[KPMG LLP LETTERHEAD]


April 4, 2005


Long Island Financial Corp.
One Suffolk Square
Islandia, New York 11749

Attention: Mr. Thomas F. Roberts III, Chairman of the Audit Committee


We were previously principal accountants for Long Island Financial Corp. and, under the date of March 11, 2005, we reported on the consolidated financial statements of Long Island Financial Corp. as of and for the years ended December 31, 2004 and 2003. On March 16, 2005, our appointment as principal accountants was terminated by Long Island Financial Corp. We have read Long Island Financial Corp.'s statements included under Item 4.01 of its Form 8-K dated March 22, 2005 and we agree with such statements, except that we are not in a position to agree or disagree with the matter discussed by Long Island Financial Corp.'s Audit Committee of the Board of Directors, at their meeting dated March 16, 2005.

Very truly yours,

/s/ KPMG LLP

KPMG LLP


cc:      Mr. Thomas Buonaiuto
         Executive Vice President and Chief Financial Officer
         Long Island Financial Corp.
         1601 Veterans Memorial Hwy.
         Islandia, New York 11749

cc:      Chief Accountant, Securities and Exchange Commission
         Office of the Chief Accountant
         PCAOB Letter Files
         Securities and Exchange Commission
         450 Fifth Street, N.W.
         Washington, D.C. 20549-1103